Exhibit 99.1

Cost-U-Less Reports 12.5% Increase in Same Store Sales for Third Quarter

Bellevue, WA, September 30, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 12.5% in same store sales (stores open a full 13 months), for the fiscal quarter ended September 26, 2004. Total sales for the fiscal quarter ended September 26, 2004 increased 20.9% to $51.1 million, compared to $42.3 million for the same period a year ago.

“By itself, this same store sales growth is impressive, but this comes on top of the nearly 10% increase in same store sales we reported for the third quarter of 2003,” said J. Jeffrey Meder, the Company’s President and CEO. “It’s also gratifying to see that for the first time in the Company’s history we’ve broken the $200 million sales mark on a trailing 12 months basis, reporting four consecutive quarters of $50 million plus on the top line.”

Same store sales for the fiscal quarter ended September 26, 2004 are calculated on stores excluding the Guam market as the Company’s Dededo store was closed during the fiscal third quarter of 2003. The store was closed from December 8, 2002 until October 3, 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Same store sales for the 39 weeks ended September 26, 2004 increased 14.3% compared to the same period a year ago. For the 39 weeks ended September 28, 2003, same store sales increased 6.2% compared to the same period in the prior year.

Total sales for the 39 weeks ended September 26, 2004 increased 20.0% to $152.0 million, compared to $126.6 million for the same period a year ago. Total sales for the 39 weeks ended September 26, 2004 compared to the same period a year ago benefited from sales generated from the reopened unit in Dededo, Guam. This increase was partially offset by lower business-to-business sales as compared to the same period a year ago.

The Company also reported that at the time of this press release its Caribbean stores have experienced no damage and very little business interruption so far this hurricane season, which typically runs until early November.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213